EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made as of the 20th day of January, 2004, between iBIZ Technology Corp., a Florida corporation ("Corporation" or "Company" or "Employer"), and Ramon Perales ("Employee").

      In consideration of the mutual covenants, agreements and provisions contained in this Agreement, the parties agree as follows:

                                   EMPLOYMENT

      1.0 EMPLOYMENT. Employer employs Employee as Chief Marketing Officer of Synosphere, and Employee accepts employment, upon the terms and conditions set forth herein.

      2.0 TERM. This Agreement shall commence effective as of January 21, 2004, and shall continue in effect for a period of two (2) years ("Employment Period"); unless terminated earlier, by Company or Employee, upon prior written notice. Further, if a change of control (as defined herein) of the Company shall have occurred during the Employment Period, this Agreement shall continue in effect until January 21, 2005.

      3.0 CHANGE OF CONTROL. The term "Change of Control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("1934 Act) as in effect on the date of this Agreement or, if Item 5(f) is no longer in effect, any regulations issued by the Securities and Exchange Commission ("SEC") pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, such change in control shall be deemed to have occurred if and when (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes a beneficial owner, directly or indirectly, of securities of the company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities or (b) individuals who were members of the Board of Directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board of Directors following such election.

      4.0 COMPENSATION. For all services to be rendered by the Employee pursuant to his duties set forth in this Agreement, the Employee shall be paid as compensation;

      4.1. BASE SALARY AND CONSIDERATIONS. A fixed salary in the amount of One Hundred and Twelve Thousand Dollars ($102,000) per year, payable in equal installments according to the Company's regular payroll schedule. This salary shall be reviewed from time to time during the term of this Agreement by the Corporation's Board of Directors or Compensation and Benefits Committee of the Board.

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      If the  Employee's  base salary is not paid  according  to the  Employer's normal payroll cycle, then the Employer shall issue shares of its common stock, valued at the moving average of the closing share price over the last 20 trading days with a 25% discount, as an alternative payment to the base salary. Such shares of common stock shall be issued under a Stock Retainer Plan, registered under a Form S-8 filed and made effective by the Employer. Such shares shall be issued and paid at the end of each month during which the payment(s) was not made, until such time that sufficient funds are available to make such payments.

      In addition, during the duration of the Employee's Term, the Employer shall issue an Earn Out bonus of common stock in Eight (8) payments, each payment made quarterly, in the amount of $62,500, the ("Earn Out"). Common stock shall be issued based on the moving average of the closing share price over the last 20 trading days and registered under Form S-8 and made effective by the Employer within 90 days of the payment date. In the event the Employer terminates the Employee for Cause as detailed in section 10.0 Termination, the Employee is not entitled to receive the Earn Out bonus portion that has not been paid as of the termination date.

      Furthermore, the Employer shall issue a Sign On bonus to the Employee in the amount of Two Million and Five Hundred Thousand (2,500,000) shares. The Sign On bonus shall be registered under Form S-8 and made effective by the Employer within 90 days of January 20, 2004.

      Lastly, during the Term, the Employer shall evaluate the Employee's performance semi-annually and may further award a Bonus based on performance. A performance review shall be conducted by the Employer during the month of June and December.

            4.2 EMPLOYEE BENEFIT PLANS. The Employee, his dependents and beneficiaries, shall be entitled to participate in any pension, profit sharing, medical reimbursement, insurance or other employee payment or benefit plan of the Employer as may be in effect from time to time, subject to the participation standards and other terms thereof, to the same extent as other officers under the benefit practices of the Company.

            4.3 CUMULATIVE COMPENSATION. The compensation provided for in paragraphs 4.1, and 4.2 above, together with the perquisites set forth in section 6.0 below, are in addition to the benefits provided for upon termination pursuant to Section 10.0 below.

            4.4 INDEMNIFICATION. The Corporation hereby agrees to indemnify, and keep indemnified in accordance with, and to the fullest extent authorized by, the Laws of the State of Florida as it may be in effect from time to time, the Employee, from and against any expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Employee in connection with any threatened, pending or completed action, suit or proceeding, whether or not such action is by or in the right of the Corporation or such other enterprise with respect to which the Employee serves or has served as a director, officer or employee, by reason of the fact that the Employee is or was a director, officer or employee, of the Corporation, or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. The

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indemnification rights granted to the Employee under this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which Employee may be entitled under the law of its state of incorporation, the Corporation's Certification of Incorporation of By-Laws, any other agreement, vote of stockholders or directors or otherwise.

      5.0 EXPENSES. During the term hereof, the Corporation will reimburse the Employee for any reasonable out-of-pocket expenses incurred by the Employee in performance of service for the Corporation under this Agreement (e.g., transportation, lodging and food expenses incurred while traveling on Corporation business) and any other expenses incurred by the Employee in furtherance of the Corporation's business; provided, however, that the Employee renders to the Corporation a complete and accurate accounting of all such expenses.

      6.0 PERQUISITES. During the period of employment, Employee shall be entitled to perquisites, including, without limitation, an appropriate office, and fringe benefits accorded executives of equal rank.

      7.0 VACATIONS. The Employee shall be entitled to a vacation with full compensation equal to three (3) weeks each year; provided, however, that the Employee's vacation will be scheduled at such time as will least interfere with the business of the Employer. Attendance at a business seminar is not to be deemed a vacation; provided, whoever, that attendance at such meetings or seminars shall be planned so as to least interfere with the business of the Employer.

      8.0 EMPLOYMENT. The Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company, for the Employment Period as specified in Section 2.0, to exercise such authority and perform such duties as are commensurate with the authority being exercised and duties being performed by the Employee immediately prior to the effective date of this Agreement, which services shall be performed at the location where the Employee was employed immediately prior to the Effective Date of this Agreement or at such other location as the Company may reasonably require; provided that the Employee shall not be required to accept a location which is unreasonable in the light of the Employee's personal circumstances. The Employee agrees that during the Employment Period he shall devote his business time to his executive duties as described herein and perform such duties faithfully and efficiently.

      9.0 PERFORMANCE. It is contemplated that during the period of employment the Employee shall serve as an executive of the Company with the office and title of President and Chief Executive Officer reporting directly to the Board of Directors during the period of employment, the Employee shall hold a position of responsibility and importance and a position of scope, with the functions, duties and responsibilities attached thereto, at least equal to in responsibility and importance and in scope to and commensurate with his position described in general terms in this Section 9.0.

      10.0 TERMINATION.

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            10.1 During the period of  employment,  Employee may terminate  this
Agreement without cause or for cause. For the purposes of this Section 10.1, the term "cause" shall include the occurrence of any of the following:

                  10.1.1 The breach or violation by the Company of any of the terms of this Agreement or of the Acquisition Agreement;

                  10.1.2.  Any  significant  change  in  position,   duties  and
                  responsibilities of the Employee to which the Employee does not consent;

                  10.1.3.  In the event of a change in  control  as  defined  in
                  Section 2.0 hereof, any change in the circumstances of employment which the Employee determines, in good faith, results in his being unable to carry out the duties and responsibilities attached to the position and contemplated by the definition of that position set forth in this Agreement.

            10.2. In the event of an occurrence described in subsection 10.1.1, 10.1.2, or 10.1.3 above, the Employee shall serve written notice of such event upon the Company, setting forth in detail the circumstances that the Employee has determined constitutes "cause" within any of those definitions. In the event the Company should remedy or otherwise cure the facts constituting the cause relied upon by the Employee within thirty (30) days after such written notice, such fact or circumstance shall not be deemed to constitute "cause" for which employment can be terminated within the meaning of Section 10.1 above.

            10.3. During the period of employment, the Corporation may terminate this Agreement for cause and upon thirty (30) days written notice and opportunity to cure being given to Employee. For the purpose of this Section 10.3, the term "cause" shall include the occurrence of any of the following:

                  10.3.1. Employee breaches or violates any of the terms of this Agreement;

                  10.3.2. Employee is convicted of any felony or is shown to have engaged in any act of dishonesty or fraud upon the Corporation, any of its affiliated companies, or any of its customers or clients;

                  10.3.3. Employee has been grossly negligent in the performance of his employment duties or responsibilities.

      10.4. During the period of employment, the Corporation may not terminate this Agreement without cause.

      10.5.   This  Agreement   shall  also   terminate  upon  the   insolvency,
dissolution, or liquidation of the Corporation or cessation of business by the Corporation for at least thirty (30) consecutive days.

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      11.0  TERMINATION  PAYMENTS.  In the event of a Termination and subject to the  provisions  of Sections  10.1.1.,  10.1.2.,  10.1.3.  10.4, or 10.5 of this
Agreement, the Company shall pay to the Employee and provide him with the following:

            11.1. the Company shall pay the Employee thirty (30) days following Termination, one lump sum payment of the Employee's base salary rate for the remaining period of the Term. Any shares not yet vested or shares not registered with the SEC shall vest and/or be registered as soon as is practicable.

            11.2. During the remainder of the Employment or payment Period, the Employee shall continue to be treated as an employee under the provisions of any incentive compensation described in Section 4.2. In addition, the Employee shall continue to be entitled to all benefits and service credit for benefits under medical, insurance, split-dollar life insurance and other employee benefit plans, programs and arrangements of the Company described or referred to in
Section 4.3 as if he were still employed during such period under this Agreement.

            11.3. If, despite the provisions of paragraph 11.2 above, benefits or the right to accrue further benefits under any stock option or other incentive compensation arrangement described in Section 4.2 shall not be provided under any such arrangement to the Employee or his dependents, beneficiaries or estate because he is no longer an employee of the Company, the Company shall, to the extent necessary, pay or provide for payment of such benefits to the Employee or his dependents, beneficiaries or estate.

      12.0 DISABILITY.

            12.1. If the Employee is unable to perform the Employee's services by reason of illness or incapacity, the Employee's regular compensation shall be continued for a period of twelve (12) weeks following the week in which such illness or incapacity commences, at the end of which time no further compensation shall be due and payable to the Employee until the Employee shall return and resume the Employee's duties. In the event the Employee is eligible to receive payments on account of the fringe benefit program covering disability provided by the Corporation, then the Employee's base salary, as defined as above, will be reduced to the extent of such entitlement and receipt.

            12.2. If, because of illness, physical or mental disability or other incapacity, Employee shall fail, for a period of one hundred twenty (120) work days during the term hereof, to render the services provided for by this Agreement, or if Employee contracts an illness or injury which will permanently prevent performance by him of the services and duties provided for by this Agreement by notice to the Employee effective thirty (30) days after the giving of such notice, after which no additional compensation shall be due.

         13.0 DEATH. In the event of the death of Employee during the term of this Agreement, his employment hereunder shall terminate on the date of his death. In the accounting between the Employer and the Employee's personal representative, Employee's estate shall be due compensation under this Agreement equal to one year of Employee's salary. In addition, one hundred percent (100%)

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of the total  amount of shares to be  granted to the  Employee  and or the total amount of shares to be registered with the SEC to the Employee, shall vest and or be registered as soon as is practicable.

            13.1 In the event of death, the Employee sets forth that the Employee's personal representative is the listed below and shall be due compensation in accordance with the provisions set forth in 13.0.

                  Employee's Personal Representative:  Esmeralda Perales
                  Relationship: Spouse
                  Address:  507 Cottonwood, Kennedy, Texas 78119
                  Phone: (830) 583-9708

      14.0 COMPETITION.

            14.1. Employee covenants to and with the Employer, its successors and assigns, that during the term of this Agreement and for a period of twelve
(12) months from the date of the termination of this Agreement for any reason, he will not directly or indirectly, enter into any agreement or arrangement with any other person, firm, corporation or entity to conduct any research or development, nor shall Employee directly or indirectly conduct such research or development on his own behalf, related to the discovery of processes, inventions, improvement, development or commercialization of any new device, apparatus or product competitive with a product developed, produced or reduced to practice solely by the Corporation, unless Employee shall have first obtained the Corporation's expressed written consent thereto.

            14.2. In the event of a breach or threatened breach by Employee of any provisions of this Section 14.0 the Corporation shall be entitled to an injunction restraining it from the commission of such breach. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The covenants contained in this Section 15.0 shall be construed as independent of any other provisions in this Agreement; and the existence of any claim or cause of action of Employee against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of said covenants.

            14.3. The covenants contained in this Section 14.0 shall terminate and, upon termination, shall be unenforceable and of no further legal force and effect, in the event the Corporation, or any successor to the Corporation, becomes insolvent, is liquidated or ceases for any reason to conduct business operations for a continuous period of at least thirty (30) days.

            14.4. The Corporation shall have the right to assign the aforesaid covenants; and Employee agrees to remain bound by the terms of the covenants to any and all subsequent purchaser and assignees of the assets and business of the Corporation.

      15.0 NON-INTERFERENCE WITH EMPLOYEES.

            15.1. Employee covenants with the Corporation that employees of or consultants to the Corporation and employees of and consultants to firms, corporations or entities affiliated with the Corporation have, of necessity, been exposed to and have acquired certain knowledge, understandings, and know-how concerning the Corporation's business operations which is confidential information and proprietary to the Corporation.

            15.2. In order to protect the Corporation's confidential information and to promote and insure the continuity of the Corporation's contractual relations with its employees and consultants, Employee covenants and agrees that for so long as Employee holds any position or affiliation with the Corporation, including service to the Corporation as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date Employee ceases to hold any such position or status with the Corporation or otherwise becomes disaffiliated with the Corporation, he will not directly or indirectly, or permit or encourage other to directly or indirectly (i) interfere in any manner whatsoever with the Corporation's contractual or other relations with any or all of its employees or consultants, or (ii) induce or attempt to induce any employee or consultant to the Corporation to cease performing services for or on behalf of the Corporation, or (iii) solicit, offer to retain, or retain, or in any other manner engage or employ the services of, any person or entity who or which is retained or engaged by the Corporation, or any firm, corporation or entity affiliated with the Corporation, as an employee, consultant or agent.

            15.3. In the Event any court of competent jurisdiction determines or holds that all or any portion of the covenants contained in this Section 15.0 are unlawful, invalid, or unenforceable for any reasons, then the parties hereto agree to modify the provisions of this Section 15.0 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

      16.0 CLIENTS AND CUSTOMERS.

            16.1. Employee covenants with the Corporation that the clients and customers of the Corporation, both actual and contemplated, constitute actual and prospective business relationships, which are proprietary to the Corporation and comprise, in part, the Corporation's confidential information and trade secrets.

            16.2. In order to protect the Corporation's  proprietary  rights and to promote and ensure the continuity of the Corporation's contractual relations with its customers and clients, Employee covenants and agrees that, notwithstanding the provisions of Section 16.1 hereof, and for so long as Employee holds any position or affiliation with the Corporation, including service to the Corporation as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date Employee ceases to hold any such position or status with the Corporation or otherwise becomes disaffiliated with the Corporation, he will not directly or indirectly, or permit or encourage others to directly or indirectly (i) interfere in any manner whatsoever with the Corporation's contractual relations with any clients or customers, or (ii) induce or attempt to induce any client or customer of the Corporation to cease doing business with the Corporation.

            16.3. In the event any court of competent jurisdiction determines or holds that all or any portions of the covenants contained in this Section 16.0 are unlawful, invalid or unenforceable for any reason, then the parties hereto agree to modify the provisions of this Section 16.0 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

      17.0 COVENANT TO RETAIN CONFIDENCES.

            17.1. Employee understands that all information learned, known, made, devised or developed concerning any of the Company's products and activities, including, without limitation, any inventions, discoveries, improvements, processes, formulas, computer programs (including their structure, sequence, organization, coherence, look and feel), apparatus, equipment, customer and client lists, marketing plans, mailing lists, art, graphics, display, research, and the like used by the Corporation in connection with its business constitutes the confidential information, proprietary information and trade secrets of the Corporation. Employee covenants and agrees that he will not (except as required in the course of his position with the Corporation), during the term hereof or thereafter for a period of twelve (12) months, communicate or divulge to, or use for the benefit of himself or any other person, firm, association, or corporation, without the consent of the Corporation, any confidential information or trade secrets possessed, owned, or used by the Corporation or its affiliates that may be communicated to, acquired by, or learned of by the Employee in the course of or as a result of his services with the Corporation. For the purposes of this Section 17.1, confidential information of the Corporation shall not include (i) any information developed by the Employee independently of services performed by the Employee for the Corporation pursuant to this Agreement; (ii) any information rightfully obtained by the Employee from a third party without restriction; (iii) any information publicly available other than through the fault or negligence of the Employee; (iv) any information disclosed by the corporation to third parties without restriction; or (v) information already known by the Employee prior to its disclosure by the Corporation.

            17.2.  Employee will not use in the course of Employee's  employment with the Corporation, or disclose or otherwise make available to the Corporation, any information, documents or other items which Employee may have received from any other person or entity (including any prior employer), and which Employee is prohibited from so using, disclosing or making available.

            17.3. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, prototypes, testing data, equipment, electronically stored information on disk, tape or any other medium or existing in computer memory transmitted by any means, including, but not limited to, telephone or electronic data transmission and the like, relating to the business of the Corporation or its affiliates, which Employee shall use or prepare or come into contact with, shall remain the sole property of the Corporation.

      18.0 WORK PRODUCT.

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            18.1.  All  trade  secrets,   know-how,   confidential  information,
copyrightable material, inventions, discoveries, and improvements, including computer programs (their structure, sequence, organization, coherence, look and feel), whether patentable or unpatentable, copyrightable or uncopyrightable, made, devised, discovered or reduced to practice by the Employee, whether by himself or jointly with others, from the time of becoming an employee of the Corporation until the termination of that status, shall be deemed work for hire and shall be promptly disclosed in writing to the Corporation and are to redound to the benefit of the Corporation and become and remain its sole and exclusive property. Should the Corporation choose to not purse registered protection for any disclosure provided by the employee within sixty (60) calendar days from the date of the disclosure, the decision to not pursue protection (on the sixty-first (61st) day) shall be deemed a decision that the information in the disclosure is unrelated to the business of the Corporation, and is a quitclaim to any rights related thereto.

            18.2. By executing this Agreement, Employee hereby transfers and assigns to the Corporation, or person, firms or corporations designated by the Corporation, any or all of Employee's rights, title and interest in and to any and all developments, inventions, computer programs, discoveries, improvements, processes, devices, copyrights, patents and patent applications therefore, and to execute at any and all times any and all instruments and do any and all acts necessary or which the Corporation may deem desirable in connection with conveying, transferring and assigning Employee's entire right, title and interest in and to any inventions, discoveries, improvements, computer programs, processes devices, copyrights, patent applications therefore or patents thereon in any way related to the technology or trade secrets developed, discovered or reduced to practice by Employee during the term of this Agreement, it being the express understanding and agreement of the parties that any and all future developments, inventions, and discoveries of Employee during the term hereof shall be the property of the Corporation, or its assigns.

      19.0 PATENTS AND COPYRIGHTS.

            19.1. Employer shall cause to be filed United States and foreign patent and/or copyright applications on each invention deemed to be patentable or copyrightable and embodied in any technology developed and reduced to practice during the term hereof which inure to the Corporation by virtue of the provisions of Section 18.0 hereof.

            19.2. The Corporation shall forfeit patent rights or copyrights to any patentable or copyrightable technology developed by Employee during the term hereof in any jurisdiction in which it fails to file patent or copyright applications six (6) months following a request by the Employee. Employer shall provide to Employee a copy of each application filed, and within six (6) months thereafter Employee shall designated what, if any, foreign countries he desires applications to be filed. Patent or copyright prosecution and maintenance shall be done by an attorney to be selected by the Corporation and approved by Employee, which approval shall not be unreasonably withheld. All reasonable expense of filing, prosecution and maintenance of domestic and foreign patents or copyrights and patent or copyright applications shall be borne by Employer.

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            19.3.  Employer and Employee  agree to forebear from, and not permit others to make or permit any public disclosure of any of the patentable matter prior to the application for a United States patent. All foreign patent applications shall be made no later than one (1) year following the date of the U.S. patent application.

            19.4. All patents shall be applied for in the name of Employee, as inventor, and shall be assigned to the Corporation or assignee. All copyrights shall be registered in the name of the Corporation. The Employee shall, upon demand, execute and deliver to the Corporation or its assigns such documents or assignments as may be deemed necessary or advisable by counsel for the Corporation or its assigns for filing in the appropriate patent offices to evidence the assignment of the patent rights hereby granted.

      20.0 REPRESENTATIONS OF EMPLOYEE. The Employee represents that, to the best of his knowledge and belief, neither his affiliation with the Corporation, nor his holding any position as officer, director, Employee, or consultant with the Corporation, nor his ownership of common stock in the Corporation, nor his performing any other services for the Corporation violates any presently existing, valid and enforceable contract, agreement, commitment or other legal relationship between Employee and any other person or entity.

      21.0 ATTORNEYS' FEES. In the event there is any litigation or arbitration between the parties concerning this Agreement, the successful party shall be awarded reasonable attorneys' fees and litigation or arbitration costs, including the attorneys' fees and costs incurred in the collection of any judgment.

      22.0 NOTICES. All notices required or permitted hereunder shall be sufficient if delivered personally or mailed to the parties at the address set forth below or at such other address as either party may designate in writing from time to time. Any notice by mailing shall be effective forty-eight (48) hours after it has been deposited in the United States certified mail, return receipt requested, duly addressed and with postage prepaid.

      23.0 PARTIAL INVALIDITY. If any provisions of this Agreement are in violation of any statute or rule of law of any state or district in which it may be sought to be enforced, then such provisions shall be deemed null and void only to the extent that they may be in violation thereof, but without invalidating the remaining provisions.

      24.0 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, personal representatives, successors and assigns; provided, however, that Employee may not assign his employment hereunder, and any assignment by Employee in violation of this Agreement shall vest no rights in the purported assignee.

      25.0 WAIVER. No waiver of any breach of any one of the agreements, terms, conditions or covenants of this Agreement by the Employer or the Employee shall be deemed to imply or constitute a waiver of any other agreement, term, condition or covenant of this Agreement. The failure of either party to insist on strict performance of any agreement, term, condition or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition or covenants of this Agreement.

      26.0 GOVERNING LAW. This Agreement and the rights and duties of the parties shall be construed and enforced in accordance with the laws of the State of Florida.

      27.0 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter thereof. There are no representations, warranties, conditions or obligations except as herein specifically provided. Any amendment or modification hereof must be in writing.

      IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                  EMPLOYER:

                                  IBIZ TECHNOLOGY CORP.


                                  By:
                                     -------------------------------
                                  Name:
                                     -------------------------------
                                  Title:
                                     -------------------------------



                                    EMPLOYEE:

                                  RAMON PERALES


                                  ----------------------------------